Exhibit (b)(3)

Execution Version

EQUITY FINANCING COMMITMENT LETTER

October 16, 2017

GSO Diamond Portfolio Holdco LLC

345 Park Avenue

New York, NY 10154

NewStar Financial, Inc.

500 Boylston Street, Suite 1250

Boston, MA 02116

Ladies and Gentlemen:

This letter agreement sets forth the commitment of GSO Diamond Portfolio Fund LP, a Delaware limited partnership (the “Committing Party”), subject to the terms and conditions contained herein, to purchase directly or indirectly, or cause the direct or indirect purchase of, certain equity interests of GSO Diamond Portfolio Holdco LLC, a Delaware limited liability company (“Buyer”). It is contemplated that Buyer shall directly or indirectly acquire substantially all of the loan assets and other investments of NewStar Financial, Inc., a Delaware corporation (the “Company”), pursuant to, and on the terms and subject to the conditions set forth in, the Asset Purchase Agreement, dated as of the date hereof, by and between Buyer and the Company (as the same may be amended from time to time in accordance with its terms, the “Asset Purchase Agreement”). In connection with such acquisition, the limited partners of the Committing Party are contributing to the Committing Party funds in accordance with their obligations under their Subscription Agreements and the limited partnership agreement of the Committing Party, and any feeder funds thereof (the “LP Contributions”). Capitalized terms used, but not defined, herein have the meanings ascribed to them in the Asset Purchase Agreement. For purposes of this letter agreement, a Person’s “Affiliates” shall include such Person’s “Affiliates” (as defined in the Asset Purchase Agreement) and any other client, account, investment partnership or similar entity or fund or pooled investment vehicle sponsored, managed, advised or controlled by such Person or any of the foregoing; provided that neither Buyer nor any subsidiary of Buyer, nor the Company or any subsidiary of the Company, shall be considered an Affiliate of the Committing Party, and vice versa.

1.    Commitment. Subject to the terms and conditions set forth herein, the Committing Party hereby commits to purchase, or cause a wholly-owned Subsidiary of the Committing Party to purchase, and Buyer shall issue and sell to the Committing Party or such Subsidiary thereof, on the Closing Date and prior to the Closing, newly issued limited liability company interests of Buyer, for an amount in cash equal to $850 million (the “Commitment”), all of which shall be used by Buyer solely for the purpose of allowing Buyer to fund, to the extent necessary, the amounts payable by Buyer at the Closing pursuant to the Asset Purchase Agreement, on the terms and subject to the conditions set forth therein. A portion of the Commitment shall be funded by release of the Termination Fee Deposit and, at the Closing, the amount of the Commitment may be reduced on a dollar-for-dollar basis to the extent the net proceeds of the Debt Financing together with the Commitment as so reduced are sufficient to consummate the transactions contemplated by the Asset Purchase Agreement, including payment to the Company in full of the Closing Purchase Price.

2.    Conditions. The Commitment, including the obligation of the Committing Party to fund the Commitment, shall be subject only to the following conditions being satisfied or validly waived: (i) each of the conditions to Buyer’s obligations to consummate the Closing set forth in Sections 6.1 and 6.2 of the Asset Purchase Agreement are satisfied in full or are waived by Buyer, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the prior or substantially concurrent satisfaction of such conditions; (ii) the substantially simultaneous funding of (A) the Debt Financing (or any Alternate Financing that has been obtained in accordance with Section 5.12 of the Asset Purchase Agreement) and (B) the LP Contributions in an amount that (together with the funds in the Deposit Account) is sufficient to fund the Purchase Price and (iii) the substantially simultaneous consummation, with the proceeds of the Financing, of the Closing on the terms set forth in the Asset Purchase Agreement; provided that the Committing Party shall not be permitted to assert a failure of condition (iii) above if the Committing Party’s failure to fund its Commitment shall have been the cause of the failure of such condition.

3.    Enforceability. No provision of this letter agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person, other than the parties hereto and their respective successors and permitted assigns, except that the Committing Party Affiliates (as defined below) shall be express third-party beneficiaries to Section 12 of this letter agreement and shall have the right to enforce the rights of the Committing Party Affiliates set forth therein. Notwithstanding anything to the contrary herein, the Company (a) is only party to this letter agreement for purposes of enforcing the Committing Party’s obligation to cause the Commitment to be funded to Buyer on the terms and subject to the conditions set forth herein, (b) shall only be permitted to enforce such obligations by specific performance of Buyer’s rights to cause the Commitment to be funded by the Committing Party (and shall in no event be entitled to monetary damages hereunder or in connection herewith) and (c) shall be entitled to specific performance of such obligations if and only to the extent that the Company is entitled to specific performance of Buyer’s obligation to cause the Equity Financing to be funded pursuant to Section 8.14 of the Asset Purchase Agreement. The Committing Party hereby agrees that, if the conditions to the funding of the Commitment are satisfied (other than any conditions that are not satisfied solely as a result of the Committing Party’s failure to fund the Commitment), Buyer shall be entitled to specific performance of the Committing Party’s obligations to cause the Commitment to be funded on the terms and subject to the conditions set forth herein.

4.    Representations and Warranties. The Committing Party hereby represents and warrants to Buyer that:

(a)    the Committing Party has all necessary power and authority to execute, deliver and perform this letter agreement;

(b)    the execution, delivery and performance by the Committing Party of this letter agreement have been duly authorized by all necessary action by the Committing Party and do not contravene any provision of the Committing Party’s organizational documents or any applicable law;

(c)    all consents, approvals, authorizations and permits of, filings with and notifications to, any governmental entity necessary for the due execution, delivery and performance of this letter agreement by the Committing Party have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental entity by the Committing Party is required in connection with the execution, delivery or performance of this letter agreement by the Committing Party, except as would not prevent the Committing Party from performing its obligations hereunder;

(d)    this letter agreement has been duly executed and delivered by the Committing Party and, assuming the due execution and delivery of this letter agreement by Buyer, this letter agreement constitutes a legal, valid and binding obligation of such Committing Party, enforceable against such Committing Party in accordance with its terms, subject (in the case of enforceability) to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law); and

(e)    subject to receiving the LP Contributions, the Committing Party will have at the Closing the financial capacity to fulfill its Commitment and to pay and perform its obligations under this letter agreement.

5.    No Modification; Entire Agreement. This letter agreement may be amended or otherwise modified, and a provision contained herein may be waived, only with the prior written consent of (a) Buyer, (b) the Committing Party and (c) the Company. This letter agreement, the Asset Purchase Agreement, the Merger Agreement, the Draw-Down Rights Assignment Agreement, Subscription Agreement and the Limited Guarantee constitutes the entire agreement, and supersedes all prior agreements, understandings and statements, written or oral, between the Committing Party or any of their respective Affiliates, on the one hand, and Buyer, the Company, any of their respective Affiliates or any other Person, on the other, with respect to the transactions contemplated hereby.

6.    Assignment. This letter agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party hereto may assign, delegate or otherwise transfer any of its rights or obligations under this letter agreement without the prior written consent of the other parties hereto.

7.    Governing Law; Submission to Jurisdiction.

(a)    This letter agreement shall be governed and construed in accordance with the Laws of the State of Delaware, without regard to any applicable conflicts of laws provisions.

(b)    Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, any federal court located in the State of Delaware in the event any dispute arises out of this letter agreement or any of the transactions contemplated by this letter agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any Action relating to this letter agreement or any of the transactions contemplated by this letter agreement, the Asset Purchase Agreement or any agreement contemplated hereby or thereby in any court other than the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, any federal court located in the State of Delaware, (iv) waives any objection that it may now or hereafter have to the venue of any such Action in the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, any federal court located in the State of Delaware or that such Action was brought in an inconvenient court and agrees not to plead or claim the same and (v) consents to service being made through the notice procedures set forth in Section 14.

8.    Waiver of Jury Trial. Each party hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury in respect of any legal proceeding directly or indirectly arising out of, under or in connection with this letter agreement, the Asset Purchase Agreement or any transaction contemplated hereby or thereby. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this letter agreement and the Asset Purchase Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.

9.    Counterparts. This letter agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

10.    Confidentiality. This letter agreement shall be treated as confidential and is being provided to Buyer solely in connection with the Asset Purchase Agreement. This letter agreement may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of the Committing Party; provided that the Committing Party, Buyer or the Company may disclose the existence of this letter agreement (a) to such Person’s respective officers, directors, employees, advisors, representatives, agents and financing sources, so long as in each case such Persons agree or have agreed to keep such information confidential, (b) to the extent required by applicable Law, provided that to the extent reasonably practicable under the circumstances and permitted by applicable Law, the Person required to make such disclosure shall give the owner of the confidential information prior notice of such disclosure and cooperate with the owner in seeking confidential treatment for such disclosure or (c) in connection with any proceedings in respect of any Retained Claim.

11.    Termination. This letter agreement, and the obligation of the Committing Party to fund the Commitment hereunder, will terminate automatically and immediately upon the earliest to occur of (a) the consummation of the Closing and (b) the termination of the Asset Purchase Agreement in accordance with its terms; provided that Section 3, Section 4 and Sections 6 through 14 shall survive any termination hereof.

12.    No Recourse. Notwithstanding anything that may be expressed or implied in this letter agreement, or in any document or instrument delivered in connection herewith, but subject to the last sentence of this Section 12, by its acceptance of the benefits of this letter agreement, each of Buyer and the Company (on its own behalf and on behalf of each of its controlled Affiliates and its and their directors, officers and employees (each, a “Company Affiliate”)) covenants, agrees and acknowledges that no Person (other than the Committing Party in the case of this letter agreement) has any obligation hereunder or under the Asset Purchase Agreement or any document contemplated thereby or in connection with the transactions contemplated hereby or thereby, and that, notwithstanding that the Committing Party may be a partnership or limited liability company, no Person, including Buyer or the Company, has any right of recovery against, and no recourse under this letter agreement, the Asset Purchase Agreement or under any document or instrument delivered in connection herewith or therewith or any of the transactions contemplated hereby or thereby or in respect of any oral representations made or alleged to be made in connection herewith or therewith, shall be had against, any former, current or future direct or indirect equity holders, controlling Persons, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, representatives, successors or assignees of any Committing Party or any former, current or future direct or indirect equity holder, controlling Person, director, officer, employee, agent, Affiliate, member, manager, general or limited partner, representative, successor or assignee of any of the foregoing (each, other than the Committing Party, a “Committing Party Affiliate”), whether by the enforcement of any judgment, fine or penalty, or by any legal or equitable proceeding, or by virtue of any applicable law, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Committing Party Affiliate, as such, for any obligation of any Committing Party under this letter agreement or the Asset Purchase Agreement or the transactions contemplated hereby or thereby, under any documents or instruments delivered in connection herewith or therewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations; provided that nothing in the foregoing, or any other provision of this letter agreement shall in any way limit, impair or preclude the Guaranteed Party’s rights and remedies with respect to Actions expressly permitted (i) against Buyer and its Subsidiaries pursuant to the Asset Purchase Agreement, (ii) against Parent, Asset Buyer and Merger Sub pursuant to the Merger Agreement, (iii) against the Committing Party and the Buyer pursuant to this letter agreement, (iv) against the Limited Guarantor pursuant to the Limited Guarantee and (v) against the limited partners of the Limited Guarantor and the limited partners of any feeder funds of the Limited Guarantor (and the Limited Guarantor, any such feeder fund and the general partner of the Limited Guarantor) pursuant to the Governing Agreements (as defined in the Draw-Down Rights Assignment Agreement) and the Draw-Down Rights Assignment Agreement (clauses (i) through (v), the “Retained Claims”).

13.    Severability. If any term or other provision of this letter agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this letter agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this letter agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that the transactions contemplated herein are fulfilled to the extent possible; provided that this letter agreement may not be enforced without giving effect to the provisions of Sections 2, 3, 6, 12, 13 and 14.

14.    Notices. All notices, requests and other communications required or permitted to any party hereunder will be effective if in writing and (i) delivered personally, (ii) sent by email, (iii) sent by nationally recognized overnight courier, or (iv) sent by registered or certified mail, postage prepaid, in each case, to the address of the party set forth on such party’s signature page hereto or to such other address or attention as the recipient party has specified by prior written notice to the sending party. All notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received (evidenced, in the case of email, by the applicable sender not receiving an automated message from the sender’s email server indicating a failure of delivery) prior to 5:00 p.m. in the place of receipt if such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

[Signature page follows]

Very truly yours,

GSO DIAMOND PORTFOLIO FUND LP

By:	GSO Diamond Portfolio Associates LLC,
its general partner

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO Diamond Portfolio HOLDCO LLC

By:	GSO Diamond Portfolio Fund LP,
its managing member

By:	GSO Diamond Portfolio Associates LLC,
its general partner

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

NEWSTAR FINANCIAL, INC.

By:	/s/ Timothy J. Conway
Name:	Timothy J. Conway
Title:	Chief Executive Officer

Signature Page to Equity Financing Commitment Letter